Thor Announces Preliminary Sales For First Quarter; Continued Growth In Backlog

ELKHART, Ind., Nov. 4, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced preliminary sales, as well as continued growth in the Company's backlog, for the first quarter ended October 31, 2013.

Preliminary consolidated sales from continuing operations in the first quarter were $802.6 million, up 5.4% from $761.4 million in the first quarter last year. Towable RV sales for the first quarter were $625.7 million, down 2.1% from $639.2 million in the first quarter of fiscal 2013. Motorized RV sales in the first quarter increased 44.8% to $176.9 million from $122.2 million in the same quarter a year ago.

Consolidated backlog on October 31, 2013 was $733.2 million, up 41.9% from $516.7 million at the end of the first quarter last year. Towable RV backlog increased 13.5% to $419.8 million, compared to $369.9 million at the end of the first quarter of fiscal 2013. Motorized RV backlog more than doubled to $313.4 million from $146.8 million a year earlier.

"Thor achieved solid improvements in our preliminary sales for the first quarter of the fiscal year. Our towable sales were somewhat softer compared with the prior year, while our motorized sales posted very strong growth as that market continues to recover sharply," said Bob Martin, Thor President and CEO. "While we have seen stability in the overall towable market, we took the opportunity to be disciplined in our towable business in an effort to better balance our production with industry demand, which should benefit Thor during the more seasonally slow fall and winter months. In motorized, we have begun production on our first line in Wakarusa and we expect to have the second line in operation during the fiscal second quarter, both of which will help support our overall growth. We expect to report our first-quarter operating results on December 2," he added.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com